Exhibit 3.1

CERTIFICATE OF MERGER

OF

XEROX MERGER SUB, INC.

INTO

XEROX CORPORATION

Under Section 904 of the Business Corporation Law

It is hereby certified upon behalf of each of the constituent corporations herein named as follows:

FIRST: The name of the constituent corporation which is to be the surviving corporation, and which is hereinafter sometimes referred to as the “surviving constituent corporation”, is Xerox Corporation (previously known as The Haloid Company and Haloid Xerox Inc.). The certificate of incorporation of Xerox Corporation was filed with the Department of State of New York on April 18, 1906.

SECOND: The name of the other constituent corporation, which is being merged into the surviving constituent corporation, is Xerox Merger Sub, Inc. The certificate of incorporation of Xerox Merger Sub, Inc. was filed with the Department of State of New York on March 11, 2019.

THIRD: As to each constituent corporation, the designation, number and entitlement to vote of each outstanding class and series of shares is as follows:

Constituent Corporation	Designation of Class	No. of Shares Outstanding	Shares Entitled to Vote
Xerox Corporation	Common Stock, par value $1.00 per share	226,906,017	226,906,017
	Series B Convertible Perpetual Preferred Stock, par value $1.00 per share	180,000	0
Xerox Merger Sub, Inc.	Common stock, par value $1.00 per share	100	100

FOURTH: The merger was authorized with respect to Xerox Corporation in the following manner: The agreement and plan of merger was adopted by the board of directors of Xerox Corporation on March 14, 2019. The agreement and plan of merger was adopted at a meeting of the shareholders of Xerox Corporation on May 21, 2019, by the affirmative vote of more than the holders of two-thirds of the issued and outstanding shares of Xerox Corporation common stock entitled to vote thereon.

The merger was authorized with respect to Xerox Merger Sub, Inc. in the following manner: The agreement and plan of merger was adopted by the board of directors of Xerox Merger Sub, Inc. on March 14, 2019. The agreement and plan of merger was adopted by the sole shareholder of Xerox Merger Sub, Inc. on March 14, 2019.

FIFTH: The following is a statement of any amendments or changes in the certificate of incorporation of Xerox Corporation to be effected by the merger:

a.	To change the description of the purposes for which Xerox Corporation is formed, Article SECOND is amended to read in its entirety as follows:

SECOND: The corporation is formed for the following purpose or purposes:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained; and

To have, in furtherance of the corporate purposes, all of the powers conferred upon corporations organized under the Business Corporation Law subject to any limitations thereof contained in this certificate of incorporation or in the laws of the State of New York.

b.

To change the number of shares which Xerox Corporation is authorized to issue to 1,000 shares, all of which are of a par value of $1.00 each, and all of which are of the same class, Article FOURTH is amended to read in its entirety as follows:

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000, all of which are of a par value of $1.00 each, and all of which are of the same class.

c.	To delete the provision regarding the duration of Xerox Corporation and to add a new provision regarding personal liability of directors, Article SIXTH is amended to read in its entirety as follows:

SIXTH: The personal liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of paragraph (b) of Section 402 of the Business Corporation Law, as the same may be amended and supplemented.

d.	To delete the provision regarding the number and manner of election of directors of Xerox Corporation, Article SEVENTH is deleted in its entirety.

e.	To delete the provision regarding evidences of indebtedness, Article EIGHTH is deleted in its entirety.

f.	To delete the provision regarding indemnification of directors of Xerox Corporation, Article NINTH is deleted in its entirety.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed as of the 31st day of July, 2019.

XEROX CORPORATION

By:	/s/ Douglas H. Marshall
	Name:	Douglas H. Marshall
	Title:	Secretary

XEROX MERGER SUB, INC.

By:	/s/ Douglas H. Marshall
	Name:	Douglas H. Marshall
	Title:	Secretary